Exhibit 99.1

1200 RIVERPLACE BOULEVARD ● JACKSONVILLE, FL 32207-1809 ● (904) 346-1500

May 21, 2015	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter 2015 Results

First Quarter Total Sales Increased 7.5% and Comparable Store Sales Increased 4.8%

Highlights

•	Sales grew 7.5 percent in the first quarter; comparable store sales increased 4.8 percent.

•	Adjusted diluted earnings per share of $0.31 compared to $0.32 in 2014.

•	Full year gross profit rate and SG&A expense outlook reaffirmed

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 2, 2015.

Overview of Results

Net income for the first quarter was $13.6 million or $0.29 per diluted share compared to net income of $14.1 million or $0.31 per diluted share in 2014. First quarter adjusted net income was $14.2 million or $0.31 per diluted share compared to adjusted net income of $14.7 million or $0.32 per diluted share in 2014 (see Note 1). First quarter 2015 includes $0.6 million higher interest expense on our credit facilities which impacted earnings $0.4 million after-tax or $0.01 per diluted share.

The quarterly timing of certain items negatively impacted year-over-year comparisons for the first quarter of 2015, but will have a positive impact in the second through fourth quarters. This primarily resulted in a lower first quarter gross profit rate and somewhat higher selling, general and administrative (SG&A) expenses. We continue to expect our full year 2015 gross profit rate to be consistent with our 2014 rate and that our full year SG&A expenses will be as previously guided (see Gross Profit and Selling, General and Administrative Expenses below).

Comments on Results

“We are extremely pleased with our solid comparable store sales increase for the quarter and the performance of our new stores,” said Jay Stein, Chief Executive Officer. “Our inventories are in great shape. As planned, our gross profit rate will improve as the year proceeds and our expenses will continue to leverage against our higher sales. This should be more evident beginning with our second quarter results.”

Sales

Total sales of $353.5 million for the first quarter of 2015 increased 7.5 percent compared to $328.9 million in 2014. Comparable store sales increased 4.8 percent for the first quarter with our ecommerce business contributing 80 basis points to our comparable sales growth. Traffic increased more than two percent during the quarter; slightly higher than our fourth quarter increase.

Gross Profit

Gross profit for the first quarter of 2015 was $108.4 million or 30.7 percent of sales compared to $104.3 million or 31.7 percent of sales in 2014. The decrease in the first quarter gross profit rate was due to the timing of markdowns to clear inventories at stores being closed or relocated, timing of the allocation of buying and distribution expenses to cost of sales, slightly higher markdowns to clear fall merchandise and fulfillment costs for ecommerce sales.

Compared to last year, we expect our gross profit rate to be about the same in the second and third quarters and higher in the fourth quarter as the impact of items which unfavorably impacted the first quarter rate reverse.

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2015 were $85.6 million or 24.2 percent of sales compared to $81.2 million or 24.7 percent of sales last year. The $4.4 million increase over 2014 SG&A expenses was primarily the result of higher compensation and ecommerce costs offset by $1.0 million lower preopening due to fewer new and relocated stores this spring. The higher compensation costs mostly resulted from increased payroll to support our new stores and higher sales as well as higher earnings-based incentive compensation expense which is more heavily recorded in the first and fourth quarters.

We continue to expect full year SG&A expenses to be approximately $15 million higher than last year’s $338 million (not including SEC investigation costs) with the largest increase estimated in the fourth quarter of 2015. We expect SG&A expenses as a percent of sales will be lower than last year’s rate as expenses continue to leverage against our higher sales.

Interest Expense and Debt

Interest expense for the first quarter of 2015 increased $0.6 million to $0.7 million due to borrowings on our credit facilities used to partially fund a $226 million special dividend paid in February 2015. Borrowings under our credit facilities were $152 million at the end of the first quarter. Unused availability was $116 million at the end of the quarter.

Outstanding Shares

Diluted weighted-average shares outstanding at the end of the first quarter of 2015 increased from the end of the first quarter of 2014 primarily due to the impact of our long term incentive program. This quarter’s higher outstanding shares decreased diluted earnings per share $0.01.

Inventories

Inventories were $303 million at the end of the first quarter of 2015, 2.6 percent higher than the $295 million at the end of the first quarter last year reflecting additional stores. Average inventories per store were flat to last year.

Store Activity

The Company ended the quarter with 270 stores compared to 263 at the end of the first quarter last year. During the quarter, one new store was opened and one was closed.

We are now expecting to open ten new stores, close three stores and relocate one store in 2015. A new store planned in San Clemente, CA planned for fall 2015 has shifted to the first quarter of 2016. The additional closing is the result of a relocation planned for 2016 that is now closing in 2015 and reopening as a new store in 2017.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended May 2, 2015 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter 2015 results will be held at 10 a.m. EDT on May 21, 2015. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 30, 2015.

Investor Presentation

Stein Mart’s first quarter 2015 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, outcome of SEC investigation, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,190	$65,314	$88,311
Inventories	302,781	285,623	295,190
Prepaid expenses and other current assets	28,342	22,733	25,396

Total current assets	348,313	373,670	408,897
Property and equipment, net	149,254	148,782	143,610
Other assets	30,889	30,639	28,202

Total assets	$528,456	$553,091	$580,709

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$164,092	$129,924	$178,295
Current portion of debt	6,667	—	—
Accrued expenses and other current liabilities	67,219	69,213	62,255

Total current liabilities	237,978	199,137	240,550
Long-term debt	145,777	—	—
Deferred rent	33,654	31,284	31,187
Other liabilities	40,296	37,732	36,646

Total liabilities	457,705	268,153	308,383

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 45,395,851, 44,918,649 and 44,727,231 shares issued and outstanding, respectively	454	449	447
Additional paid-in capital	37,476	34,875	28,186
Retained earnings	33,249	250,046	243,951
Accumulated other comprehensive loss	(428)	(432)	(258)

Total shareholders’ equity	70,751	284,938	272,326

Total liabilities and shareholders’ equity	$528,456	$553,091	$580,709

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 2, 2015	13 Weeks Ended May 3, 2014

Net sales	$353,521	$328,854
Cost of merchandise sold	245,141	224,528

Gross profit	108,380	104,326
Selling, general and administrative expenses	85,622	81,229

Operating income	22,758	23,097
Interest expense, net	686	65

Income before income taxes	22,072	23,032
Income tax expense	8,508	8,957

Net income	$13,564	$14,075

Earnings per common share:
Basic	$0.30	$0.31

Diluted	$0.29	$0.31

Weighted-average shares outstanding:
Basic	44,612	43,829

Diluted	45,766	44,456

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended May 2, 2015	13 Weeks Ended May 3, 2014

Net income	$13,564	$14,075
Other comprehensive income, net of tax:
Amounts reclassified from accumulated other comprehensive income	4	3

Comprehensive income	$13,568	$14,078

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 2, 2015	13 Weeks Ended May 3, 2014

Cash flows from operating activities:
Net income	$13,564	$14,075
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,223	6,991
Share-based compensation	1,783	1,369
Store closing charges (benefits)	51	(46)
Loss on disposal of property and equipment	1	59
Deferred income taxes	(100)	4,175
Tax benefit from equity issuances	3,722	662
Excess tax benefits from share-based compensation	(3,723)	(688)
Changes in assets and liabilities:
Inventories	(17,158)	(33,673)
Prepaid expenses and other current assets	(5,156)	(960)
Other assets	29	(788)
Accounts payable	33,231	46,881
Accrued expenses and other current liabilities	(2,111)	(8,107)
Other liabilities	3,178	4,889

Net cash provided by operating activities	34,534	34,839

Cash flows from investing activities:
Net acquisition of property and equipment	(7,085)	(9,241)

Net cash used in investing activities	(7,085)	(9,241)

Cash flows from financing activities:
Proceeds from borrowings	267,200	—
Repayments of debt	(114,756)	—
Debt issuance costs	(369)	—
Cash dividends paid	(228,825)	(2,240)
Excess tax benefits from share-based compensation	3,723	688
Proceeds from exercise of stock options and other	63	52
Repurchase of common stock	(2,609)	(2,641)

Net cash used in financing activities	(75,573)	(4,141)

Net (decrease) increase in cash and cash equivalents	(48,124)	21,457
Cash and cash equivalents at beginning of year	65,314	66,854

Cash and cash equivalents at end of period	$17,190	$88,311

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited (in thousands, except for share data)

	13 Weeks Ended May 2, 2015				13 Weeks Ended May 3, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$22,758	$8,508	$13,564	$0.29	$23,097	$8,957	$14,075	$0.31
Adjustments:
Ecommerce losses	501	190	311	0.01	645	245	400	0.01
SEC Investigation costs (1)	463	176	287	0.01	328	125	203	0.00
Store closing & impairment charges	55	21	34	0.00	—	—	—	—

Total adjustments	1,019	387	632	0.02	973	370	603	0.01

Adjusted Non-GAAP Basis	$23,777	$8,895	$14,196	$0.31	$24,070	$9,327	$14,678	$0.32

(1)	Professional fees and other expenses related to the SEC investigation into our 2012 financial restatement.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	13 Weeks Ended May 2, 2015	13 Weeks Ended May 3, 2014

Net income	$13,564	$14,075
Add back amounts for computation of EBITDA:
Interest expense, net	686	65
Income tax expense	8,508	8,957
Depreciation and amortization	7,223	6,991

EBITDA	29,981	30,088

Adjustments:
Ecommerce losses	501	645
SEC Investigation costs	463	328
Store closing & impairment charges	55	—
Pre-opening costs	344	1,332

Total adjustments	1,363	2,305

Adjusted EBITDA	$31,344	$32,393